INDEPENDENT AUDITORS' CONSENT



To the Stockholders of
Optima Global Corp.
St Catherines, Ontario, Canada


We consent to the incorporation by reference in this Registration Statement of Optima Global Corp. and Subsidiary on Form SB-2 of our reports dated January 24, 2001 of Optima Global Corp. and Subsidiary. For the years ended May 31, 2000 and 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

We are aware that our review reports on the unaudited interim financial information of Optima Global Corp. for the three month periods ended August 31, 2000 and 1999 dated January 24, 2001 is incorporated by reference in this Registration Statement of Optima Global Corp. and Subsidiary on Form SB-2.

We are also aware that the aforementioned reports on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Rotenberg & Company, LLP
Rochester, New York
February 19, 2001